EXHIBIT 21

                 SUBSIDIARIES OF UNITED HERITAGE CORPORATION


Subsidiary                                Jurisdiction
                                         of Organization
------------------------------------     ---------------
National Heritage Sales Corporation          Texas

Sovereign Communications Corporation         Texas

UHC Petroleum Corporation                    Texas

UHC Petroleum Services Corporation           Texas